Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-49818) and related Prospectus of Time Warner Telecom Inc. for the registration of Debt Securities, Preferred Stock and Class A Common Stock, and to the incorporation by reference therein of our report dated February 4, 2000, with respect to the consolidated and combined financial statements and schedule of Time Warner Telecom Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



Denver, Colorado
January 11, 2001                              /s/ Ernst & Young LLP